Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN ACQUIRES ELIAN SAS, A LEADING GLOBAL PRODUCER OF HIGHLY

SPECIALIZED COLOR MASTERBATCH

•	Strengthens global color masterbatch specialty market position

•	Increases capability to serve fast-growing healthcare and cosmetics markets

•	Annual synergies of up to $2.5 million expected

AKRON, Ohio – January 30, 2012 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that it entered into a definitive agreement to purchase Elian SAS, a French portfolio company of British Vita plc, for approximately €48 million or $63 million in cash based on current exchange rates. Elian is a leading producer of highly specialized color masterbatch products. The transaction is expected to generate approximately $2.5 million of annual run rate synergies to be realized by the end of fiscal 2013. The transaction is anticipated to close in early February 2012.

Elian provides specialty formulated color concentrates to end markets such as healthcare, cosmetics, packaging, pipes and tubing and personal hygiene products that require demanding customer specifications. The company offers superior quality, technology and responsiveness to its diversified customer base.

“I’m pleased that we have reached an agreement to purchase Elian which is an excellent strategic fit as we continue to provide highly technical and differentiated solutions to our customers,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman. “The acquisition of Elian will move us into the number-three position in France’s color masterbatch market. It also will allow us to significantly improve our product mix in the EMEA region by leveraging our full portfolio of masterbatch products with a wider customer base. Our strategic goal is to become the leading global manufacturer of masterbatch and we will continue to seek out global opportunistic acquisitions that will diversify our end markets and provide profitable long-term growth to our shareholders.”

“Under an experienced management team, Elian has outperformed the challenging French economy by specializing in higher-margin products with a keen focus on quality and innovation,” said Bernard Rzepka, General Manager and Chief Operating Officer of A. Schulman, Europe, Middle East, Africa. “We are excited to add their expertise to our team and to expand our product and service capabilities for our growing customer base in the region. Elian will help our continued efforts to penetrate faster into attractive market segments.”

Founded in 1949, Elian has approximately 100 associates and is located in France’s “Plastics Valley” in Oyonnax. A. Schulman currently has European color operations in Belgium, Sweden, Poland, Hungary, United Kingdom and Italy.

About A. Schulman, Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 3,000 people and has 35 manufacturing facilities globally. A. Schulman reported net sales of $2.2 billion for the fiscal year ended August 31, 2011. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Note on Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•

worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•

volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3550 W. Market St.

Akron, Ohio 44333

Tel: 330-668-7346

email: Jennifer_Beeman@us.aschulman.com

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